EXHIBIT 5

OPINION AND CONSENT OF COUNSEL.

ADORNO & YOSS, P.A.

350 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33301

April 26, 2004

Global Broadcast Group, Inc.

18495 U.S. Hwy 19N

Clearwater, Florida 33764

Re:	REGISTRATION STATEMENT ON FORM SB-2;
GLOBAL BROADCAST GROUP, INC. (THE “COMPANY”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company up to 11,553,100 shares of common stock, $.001 par value (“Common Stock”). The Common Stock consists solely of shares that were issued by Global Broadcast Group, Inc. (“GBG”), formerly known as Galli Process, Inc. (“GP”) to Galli Holding Co. (“GHC”) in exchange for the payment of legal, accounting and organizational costs and certain assets GHC acquired from Hydrox Sales Corp. (“Hydrox”) in February 2000 (the “Issued Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Delaware; and

2.	The Company has authorized 50,000,000 shares of Common Stock, $.001 par value; and

3.	The Issued Shares have been duly and validly authorized and are fully paid and non-assessable

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

ADORNO & YOSS, P.A.

/s/ Adorno & Yoss, P.A.